        PEOPLES BANCORP INC. – P.O. BOX 738 — MARIETTA, OHIO – 45750
www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE May 11, 2006	Contact: Mark F. Bradley President and CEO (740) 373-3155

PEOPLES BANCORP INC.
INCREASES SECOND QUARTER DIVIDEND

        MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.21 per share payable on July 3, 2006, to shareholders of record at June 15, 2006.

        “Peoples Bancorp has a long history of dividend growth,” said Mark F. Bradley, President and Chief Executive Officer. “The higher dividend in the second quarter reflects our commitment to enhance shareholder return through a greater emphasis on dividends.”

        The second quarter dividend reflects a payout of approximately $2.2 million based on 10.6 million shares outstanding at May 10, and reflects a 10.5% increase over the $0.19 per share dividend paid in the second quarter of 2005 and a 5.0% increase over the $0.20 per share paid in the first quarter of 2006.

        Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples’ financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples’ common shares are traded on the NASDAQ national market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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